Exhibit 10.18

                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Employment Agreement") is made and entered into as of June 1, 2004, by and between JB OXFORD HOLDINGS, INC., a Utah corporation (together with its wholly-owned subsidiaries JB Oxford & Company ("JBOC") and National Clearing Corp. hereinafter called the "Company"); and BARRY S. FISCHER, an individual residing in the State of California ("Executive").

                              W I T N E S S E T H:
                               - - - - - - - - - -

      WHEREAS, Executive is a principal officer of the Company and an integral part of its management;

      WHEREAS, the Company is experiencing financial difficulties and is under investigation by the Securities and Exchange Commission and other authorities; and

      WHEREAS, the Company desires to sell substantially all of the customer accounts of JBOC to a third party (the "Transaction");

      WHEREAS, the Company wishes to assure both itself of continuity of management to maintain the Company's and JBOC's business and customer base in order to facilitate the Transaction and provide a transition and necessary business support following the closing of the Transaction; and

      WHEREAS, Executive has agreed to continue providing services to the Company and JBOC upon the terms and subject to the conditions set forth in this Agreement;

AGREEMENT

      1. Recitals. The statements contained in the recitals of fact set forth above are true and correct and by this reference are incorporated in and made a part of this Agreement.

      2. Purpose and Intent. The Board of Directors of the Company (the "Board") recognizes that the uncertainty and questions which necessarily arise among management prior to a transaction of the type contemplated creates anxiety and concern, and may result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders in this period when their undivided attention and commitment to the best interests of the Company and its shareholders are particularly important. Accordingly, the Board, through the action of its Compensation Committee, has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the Transaction.

      3. Term of Agreement. This Agreement shall be effective as of June 1, 2004, and shall remain in effect for a period of one (1) year thereafter (the "Term"). After the end of the Term, this Agreement shall continue until such time as either party gives written notice of termination to the other party.

      4. Capacity and Duties. Executive is and shall be employed in the capacity of General Counsel and Secretary of the Company and shall have such other duties, responsibilities and authorities, including as an officer of JBOC and NCC, as are assigned to him by the Chief Executive Officer or the boards of directors of the respective companies, so long as such additional duties, responsibilities and authorities are consistent with Executive's position and level of authority as General Counsel and Secretary. Executive shall report directly to the Chief Executive Officer of the Company. Subject to the control and general directions of the Chief Executive Officer of the Company and the general policies and guidelines established by the respective boards of directors, and except as otherwise herein provided, Executive shall devote substantially all of his business time, best efforts and attention to promote and advance the business of the Company and to perform diligently and faithfully all the duties, responsibilities and obligations of Executive to be performed by him under this Agreement.

      5. Place of Employment. Executive's principal place of work shall be located at the principal offices of the Company and JBOC in Southern California.

      6. Compensation. During the employment period, subject to all the terms and conditions of this Agreement and as compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to or provide Executive with the following:

            (a) Base Salary. The Company shall pay to Executive a base annual salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000.00) per year, payable at such intervals (at least monthly) as salaries are paid generally to other executive officers of the Company. On January 1, 2005, and annually thereafter, Executive's base annual salary shall be reviewed by the Board and may be increased (but shall not be decreased) to an amount determined in good faith by the Board, based upon a complete review of Executive's performance under this Agreement during the prior year and the growth and profitability of the Company, which review shall be communicated in writing to Executive.

            (b) Cash Bonus. The Executive may, but shall not be entitled to, receive such additional compensation as the Board, in its sole discretion, may determine.

            (c) Benefits. The Company shall continue to provide Executive with his current, or comparable, benefits and such other benefits as made generally available to executive officers and other significant employees of the Company.

TERMINATION OF EMPLOYMENT

      7. Compensation Following Termination.

      (a) If the Company terminates Executive without Cause or Executive terminates his employment For Good Reason during the Term, the Company shall continue to make monthly payments to Executive at the current rate of compensation through the end of the Term.

      (b) If the Company terminates Executive without Cause or Executive terminates his employment For Good Reason at any time after the end of the Term and prior to June 1, 2006, the Company shall continue to make monthly payments to Executive at the current rate of compensation for a period of one (1) year following the date of termination of employment.

      (c) Except as otherwise provided in Section 8 below, if Executive terminates his employment at any time after June 1, 2006, the Company shall continue to make monthly payments to Executive at the current rate of compensation for a period of one (1) year following the date of termination of employment.

      (d) For purposes of this Section 7, the following additional provisions regarding payment of compensation to Executive shall apply:

            (i) Compensation "at the current rate" means (x) Base Salary as provided in Section 3 above at the then current rate, (y) any unpaid Company matching contribution to Executive's accounts in the Company's 401(k) plan, and (z) any unpaid Company target or discretionary bonus with respect to the Company's fiscal year ended prior to the termination date to the extent the bonus has not been paid to Executive or contributed to Executive's accounts in the Company's 401(k) plan.

            (ii) Unless not permitted under the applicable stock option plan, all previously granted but unvested and/or unexercised options to acquire shares of the Company's common stock which are outstanding on the date of the termination shall become immediately vested and may be exercised through the end of the post-termination compensation payment period. All of the stock option agreements between Executive and the Company hereby shall be deemed to be amended to modify any provisions inconsistent with the vesting and extended exercise period terms herein stated.

            (iii) Unless not permitted under the applicable benefit plan, all shares of restricted stock previously issued to the Executive under any Company employee benefit plan shall immediately vest on the date of termination, and all forfeiture provisions relating to, and restrictions upon transfer of, such shares shall lapse. All of the Company's restricted share agreements between Executive and the Company hereby shall be deemed to be amended to modify any provisions inconsistent with the vesting and extended exercise period terms herein stated.

            (iv) All medical, dental, life, disability and hospitalization benefits for Executive and his family then in effect shall be continued, at the Company's expense, through the end of the post-termination compensation payment period.

      (e) Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any amounts earned or accrued through the date of termination or by any amounts to which Executive shall be entitled by law (nor shall payment hereunder be deemed in lieu of such amounts), by any compensation earned by Executive as a result of employment by another employer, or by retirement benefits after the date of termination or voluntary termination, or otherwise.

      (f) Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or his estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, the Company may accept other provisions to the end that it has sufficient funds to pay all taxes required by law to be withheld in respect of any or all of such payments.

      8. Compensation Following For Cause Termination, Death or Disability. If Executive's employment with the Company shall be terminated by the Company (i) For Cause, (ii) on account of an accident or illness which renders Executive unable, for a period of at least six (6) consecutive months, to perform the essential functions of his job notwithstanding the provision of reasonable accommodation by the Company ("Disability"), or (iii) by reason of Executive's death, the Company shall pay to Executive a lump sum payment, within fifteen
(15) days following the date of such termination, in an amount equal to all amounts earned or accrued through the date of such termination but not paid as of the date of such termination, including (A) base salary, (B) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company during the period ending on date of such termination, (C) the sum of (i) the unpaid Company matching contribution to Executive's accounts in the Company's 401(k) plan, and (ii) the unpaid Company target or discretionary bonus with respect to the Company's fiscal year ended prior to the termination date to the extent the bonus has not been paid to Executive or contributed to Executive's accounts in the Company's 401(k) plan; provided, however, that Executive shall not entitled to any bonus in the case of a termination by the Company For Cause.

      9. Definition of "With Good Reason". The termination of Executive's employment by the Executive shall be deemed "With Good Reason" if:

      (a) the Company violates the compensation provisions of Section 6 above, or changes his title without his prior express written approval;

      (b) without Executive's express written consent, the Company requires Executive to be based anywhere other than the Southern California, except for required travel on the Company's business;

      (c) the Company fails to obtain the assumption of the performance of this Agreement by any successor of the Company; or

      (d) any purported termination of Executive's employment For Cause by the Company that does not comply with the terms of Section 10 below.

      10. Definition of "For Cause". The termination of Executive's employment by the Company shall be deemed "For Cause" if:

      (a) it results from the willful and continued failure by Executive substantially to perform his reasonably assigned employment duties or regular failure to follow the specific directives of the Board (in either case other than a failure resulting from Executive's incapacity due to Disability), after written demand for substantial performance, that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties, is delivered by the Company to Executive; or

      (b)  Executive   willfully  engages  in  misconduct  which  is  materially
injurious to the Company, monetarily or otherwise.

      For purposes of this Section, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him intentionally, and without a reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated For Cause under subsection (a) or
(b) without (i) reasonable advance written notice to Executive setting forth the reasons for the Company's intention to terminate For Cause, (ii) a reasonable opportunity for Executive to cure any such breach during the 30-day period after Executive's receipt of such notice, (iii) and an opportunity at any reasonable time during the 30-day period after Executive's receipt of such notice, for Executive, together with his counsel, to be heard before the Board.

PROPRIETARY INFORMATION; NO SOLICITATION

      11. Proprietary Information and Inventions. Executive understands and acknowledges that the Company possesses and will continue to possess information that has been created, discovered, or developed by, or otherwise become known to, the Company (including, without limitation, information created, discovered, developed or made known to by Executive during the period of or arising out of my employment by the Company) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential. Except as otherwise herein provided, all such information is hereinafter called "Proprietary Information", which term, as used herein, shall also include, but shall not be limited to, data, functional specifications, computer programs, know-how, research, technology, improvements, developments, designs, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, franchises, prices, costs, and customer, supplier and potential acquisition candidates lists.

      Notwithstanding anything contained in this Agreement to the contrary, the term "Proprietary Information" shall not include (i) information which is in the public domain, (ii) information which is published or otherwise becomes part of the public domain through no fault of Executive, (iii) information which Executive can demonstrate was in Executive's possession at the time of disclosure and was not acquired by Executive directly or indirectly from any of the Company on a confidential basis, (iv) information which becomes available to Executive on a non-confidential basis from a source other than any of the Company and which source, to the best of Executive's knowledge, did not acquire the information on a confidential basis or (v) information required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises.

      All Proprietary Information shall be the sole property of the Company and their respective assigns. Executive assigns to the Company any rights Executive may have or acquire in such Proprietary Information. At all times, both during Executive's employment by the Company and after its termination, Executive shall keep in strictest confidence and trust all Proprietary Information, and Executive shall not use or disclose any Proprietary Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive's duties as an Executive of the Company.

      12. Surrender of Documents. Executive shall, at the request of the Company, promptly surrender to the Company or its nominee any Proprietary Information or document, memorandum, record, letter or other paper in his possession or under his control relating to the operation, business or affairs of the Company.

      13. Restrictive Covenant. The Company currently, through its subsidiaries JBOC and NCC, is a registered broker-dealer offering discount and electronic brokerage services to the investing public and clearing services to other broker-dealers. The Company may continue these activities or pursue other business activities in the future. The activities of the Company and its subsidiaries, as conducted at or within one year prior to the termination of Executive's employment under this Agreement, and any future activities reasonably related thereto which are contemplated by the Company and/or its subsidiaries at Executive's termination of employment identified in writing by the Company to Executive at the date of such termination, are hereinafter referred to as the "Business Activities"). Executive acknowledges and recognizes Executive's possession of Proprietary Information and the highly competitive nature of the business of the Company and, accordingly, agrees that in consideration of the premises contained herein Executive will not, during the period of Executive's employment by the Company and for a period of one (1) year following his termination of employment, engage in any Business Activities in the United States in competition with the Business Activities of the Company or induce employees of the Company to terminate their employment with the Company for purposes of providing services for others engaged in the same or similar Business Activities.

      14. Remedies. Executive acknowledges and agrees that the Company's remedy at law for a breach or a threatened breach of the provisions of Sections 11, 12 and 13 herein would be inadequate, and in recognition of this fact, in the event of a breach or threatened breach by Executive of any of such provisions of this Agreement, it is agreed that the Company shall be entitled to, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. Executive acknowledges that the granting of a temporary injunction, a temporary restraining order or other permanent injunction merely prohibiting Executive from engaging in any Business Activities would not be an adequate remedy upon breach or threatened breach of this Agreement, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting Executive from engaging in any activities prohibited by this Agreement. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise.

INDEMNIFICATION

      15. Actions Other than by the Company. In the event Executive was or is a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Company) by reason of the fact that he is or was an agent of the Company, the Company shall indemnify him against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that Executive did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Company or that Executive had reasonable cause to believe that his conduct was lawful. No indemnification shall be made under this Section 15 in connection with any other proceeding charging that Executive derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he is adjudged liable on the basis that he derived an improper personal benefit.

      16. Actions by the Company. In the event Executive is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was an agent of the Company, the Company shall indemnify him against expenses actually and reasonably incurred by him in connection with the defense or settlement of that action if Executive acted in good faith, in a manner that he believed to be in, or not opposed to, the best interest of the Company and, in the case of a criminal proceeding, that he had no reasonable cause to believe that his conduct was unlawful. No indemnification shall be made under this Section 16 in respect of any claim, issue or matter as to which Executive shall have been adjudged to be liable to the Company unless and only to the extent that the court in which that action was brought shall determine upon application that, in view of all the circumstances of the case, Executive is fairly and reasonably entitled to indemnification for the expenses which the court shall determine.

      17. Successful Defense by Executive. To the extent that Executive has been successful on the merits in defense of any proceeding referred to in Sections 15 or 16 herein, or in defense of any claim, issue or matter therein, Executive shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

      18. Required Approval. Except as provided in Section 17 herein, any indemnification under this Agreement shall be made by the Company only if authorized in the specific case on a determination that indemnification of Executive is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 15 or Section 16 herein, by: (a) a majority vote of a quorum consisting of Directors who are not parties to the proceeding; (b) a majority vote of the stockholders of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting;
(c) special legal counsel; or (d) the court in which the proceeding is or was pending, on application made by the Company or Executive or the attorney or other person rendering services in connection with the defense, whether or not such application by Executive, attorney or other person is opposed by the Company.

      19. Advancement of Expenses. Expenses incurred in defending any proceeding may be advanced by the Company before the final disposition of the proceeding on receipt of (i) a written affirmation of Executive's good faith belief that he has met the applicable standard of conduct described in Section 15 or Section 16 herein, and (ii) an undertaking by him or on his behalf to repay the amount of the advance unless it shall be determined ultimately that he is entitled to be indemnified as authorized herein. A determination must also be made that the facts then known to those making the determination would not preclude indemnification.

      20. Other Indemnification Rights. Nothing contained in this Agreement shall affect any right to indemnification to which Executive may be entitled by the General Company Law of Utah, the Company's amended articles of incorporation, its amended bylaws, contract or otherwise.

      21. Limitations. No indemnification or advance shall be made under this Agreement, except as provided in Section 15 or Section 16, in any circumstance where it appears: (a) that it would be inconsistent with a provision of the Articles of Incorporation, a resolution of the stockholders, or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or (b) that it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

      22. Insurance. Upon and in the event of a determination by the Board to purchase liability insurance for its Directors or officers, the Company shall purchase and maintain insurance on behalf of Executive against any liability asserted against or incurred by him as a Director or officer of the Company or arising out of his status as such whether or not the Company would have the power to indemnify him against that liability under the provisions of this Agreement.

      23. Certain Definitions. In addition to the words and terms elsewhere defined in this Agreement, certain capitalized words and terms used in Sections 15 through 22 of this Agreement shall have the meanings given to them by the definitions and descriptions in this Section 23 unless the context or use indicates another or different meaning or intent, and such definitions shall be equally applicable to both the singular and plural forms of any of the capitalized words and terms herein defined. The following words and terms are defined terms under this Agreement:

      (a) "Company" means JB Oxford Holdings, Inc. ("JBOH"), its wholly-owned subsidiaries JB Oxford & Company ("JBOC") and National Clearing Corp. ("NCC"), and any other domestic or foreign corporation, partnership, joint venture, trust or other enterprise for which Executive is or was a director, officer, employee, or agent at the request of JBOH, JBOC, NCC or any of their predecessor companies.

      (b) "proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

      (c) "expenses" include, without limitation, attorneys' fees and any expenses of establishing a right to indemnification under Section 15 or Section 16 of this Agreement.

      MISCELLANEOUS

      24. Intent. This Agreement is made by the Company in order to induce Executive to remain in the Company's employ, with the Company's acknowledgment and intent that it will be relied upon by Executive, and in consideration of the services to be performed by Executive from time to time hereafter.

      25. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of California. Any action brought by a party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Los Angeles County in the State of California.

      26. Successors and Assigns.

      (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall require the Company to pay to Executive compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder in the event of a Termination, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed to be the date on which Executive shall receive such compensation from the Company. As used in this Agreement, "Company" shall mean the Company as herein above defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

      (b) This Agreement shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

      27. Notices. Except as otherwise expressly provided herein, any notice, demand or payment required or permitted to be given or paid shall be deemed duly given or paid only if personally delivered or sent by United States mail and shall be deemed to have been given when personally delivered or three (3) days after having been deposited in the United States mail, certified mail, return receipt requested, properly addressed with postage prepaid. All notices or demands shall be effective only if given in writing. For the purpose hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 10(d)), shall be as follows:

            The Company                    JB Oxford Holdings, Inc.
            and JBOC:                      JB Oxford & Company
                                           9665 Wilshire Boulevard, Suite 300
                                           Beverly Hills, California
                                           Attention:  Chief Executive Officer

                With a copy to:            Shumaker, Loop & Kendrick, LLP
                                           101 E. Kennedy Boulevard, Suite 2800
                                           Tampa, Florida  33602
                                           Attention:  W. Thompson Thorn, III

            Executive:                     Barry S. Fischer
                                           3015 Three Springs Drive
                                           Westlake Village, CA  91361

      28. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired and shall remain enforceable to the fullest extent permitted by law.

      29. Entirety. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understandings relating to the subject matter hereof.

      30. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which Executive may qualify, nor shall anything in this Agreement limit or reduce such rights as Executive may qualify, nor shall anything in this Agreement limit or reduce such rights as Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

      31. Amendment. This Agreement may be amended only by a written instrument signed by the Company and Executive, which makes specific reference to this Agreement.

      IN WITNESS WHEREOF, the undersigned have executed or caused to be executed this Agreement as of the date first above written.


JB OXFORD HOLDINGS, INC.                    "EXECUTIVE"


By:         /s/ Christopher L. Jarratt          /s/ Barry S. Fischer
         ------------------------------      -----------------------------
         Chief Executive Officer             BARRY S. FISCHER